[LETTERHEAD OF SCHRECK MORRIS]


                                October 27, 1997


RCM Technologies, Inc.
2500 McClellan Avenue
Suite 350
Pennsauken, NJ  08109

Ladies and Gentlemen:

         In connection with that certain Registration Statement on Form S-3 (Registration No. 333-37423) (the "Registration Statement") filed by RCM Technologies, Inc., a Nevada corporation (the "Company") on October 8, 1997 under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of an aggregate of up to 1,658,155 shares of the Company's common stock, par value $.05 per share, of which (a) 157,342 shares may be issued to holders of certain outstanding Class C Warrants (the "Warrants') that were issued by the Company in a public offering that was completed on August 22, 1989, and (b) 1,500,813 shares may be offered for sale by existing securityholders of the Company (the "Selling Security Holders") who acquired the Common Stock in private transactions pursuant to registration rights granted by the Company in conjunction with such transaction (collectively, the "Shares"), we, as special Nevada counsel for the Company, have examined such corporate records, other documents and questions of law, and have obtained and relied upon such certificates, representations and assurances from the Company and public officials, as we have considered necessary or appropriate for the purposes of this opinion.

         Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) each natural person executing a document we examined is legally competent to do so, (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original document, and (iii) all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

         Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

         (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

         (ii) the Shares to be issued by the Company upon the exercise of the Warrants have been duly authorized and, when issued in accordance with the Warrants and the Plan of

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Distribution in the Registration Statement, will be validly issued, fully paid and non-assessable; and

         (iii) the Shares to be offered for sale by the Selling Security Holders were, when issued, duly authorized, validly issued, fully paid and non-assessable.

         We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the laws of the State of Nevada and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, any federal law, including any federal securities law, or any state securities or Blue Sky laws.

         We hereby consent to this filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                        Yours very truly,

                                        SCHRECK MORRIS